UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 S. Pine Island Road, Suite 305

Fort Lauderdale, FL 33324

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 800.330.1860

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2013, Staffing 360 Solutions, Inc. (the “Company” or “we”), closed a financing, by entering into a certain Note Purchase Agreement (the “Note Purchase Agreement”) with an investor (the “Holder”) whereby we issued and sold to the Holder a certain Promissory Note (the “Promissory Note”) for the original principal amount of $750,000.

The Promissory Note accrues interest at a rate of 12% per annum on the aggregate principal amount, payable on July 20, 2013(the “Maturity Date”). If the Payment Date (as defined below) occurs prior to the Maturity Date, the Promissory Note is subject to a mandatory conversion into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) on the later of the date on which the Company: (i) acquires an operating company in the Staffing industry (the “Target Acquisition”), or (ii) closes the issuance and sale of equity securities in connection with the Target Acquisition (the “PIPE Financing”) (collectively, the “Payment Date”). The shares of Common Stock issuable upon conversion of the Promissory Note shall equal: (i) the principal amount of the Promissory Note and the accrued interest thereon divided by (ii) 50% of the per share price at which shares of common stock were sold in the PIPE Financing. We do not have the right to prepay the Promissory Note.

The preceding paragraphs are qualified in their entirety by reference to the forms of the Note Purchase Agreement and Promissory Note are incorporated by reference in Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated herein by reference in its entirety into this Item 3.02.

No underwriter was used in this transaction. The Company relied upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) as the investor was deemed to be sophisticated with respect to the investment in the securities due to its financial condition and involvement in the Company’s business. A restrictive legend was placed on the certificate evidencing the securities issued in this transaction.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

10.1	Form of Note Purchase Agreement

10.2	Form of Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2013

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President